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                      ALL*AMERUS SAVINGS & RETIREMENT PLAN

                      FOR EMPLOYEES OF AMERICAN MUTUAL LIFE



                      RESTATEMENT EFFECTIVE JANUARY 1, 1996














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                                TABLE OF CONTENTS
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ARTICLE T:  TERMINOLOGY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     T.01      Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     T.02      Affiliated Company. . . . . . . . . . . . . . . . . . . . . . . 1
     T.03      Annuity Starting Date . . . . . . . . . . . . . . . . . . . . . 1
     T.04      Basic Contribution. . . . . . . . . . . . . . . . . . . . . . . 2
     T.05      Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     T.06      Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     T.07      Break in Service. . . . . . . . . . . . . . . . . . . . . . . . 2
     T.08      Code. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     T.09      Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     T.10      Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     T.11      Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . 2
     T.12      Date of Employment. . . . . . . . . . . . . . . . . . . . . . . 3
     T.13      Date of Separation. . . . . . . . . . . . . . . . . . . . . . . 3
     T.14      Disability. . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     T.15      Effective Date. . . . . . . . . . . . . . . . . . . . . . . . . 4
     T.16      Employee. . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     T.17      ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     T.18      Highly Compensated. . . . . . . . . . . . . . . . . . . . . . . 4
     T.19      Hour of Service . . . . . . . . . . . . . . . . . . . . . . . . 5
     T.20      Interim Benefit Supplement. . . . . . . . . . . . . . . . . . . 6
     T.21      Intern. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     T.22      Investment Manager. . . . . . . . . . . . . . . . . . . . . . . 6
     T.23      Investment Option . . . . . . . . . . . . . . . . . . . . . . . 6
     T.24      Limitation Year . . . . . . . . . . . . . . . . . . . . . . . . 7
     T.25      Matching Contribution . . . . . . . . . . . . . . . . . . . . . 7
     T.26      Member. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     T.27      Period of Service . . . . . . . . . . . . . . . . . . . . . . . 7
     T.28      Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     T.29      Plan Year . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     T.30      Predecessor Plan. . . . . . . . . . . . . . . . . . . . . . . . 7
     T.31      Pretax Contribution . . . . . . . . . . . . . . . . . . . . . . 7
     T.32      Profit-Sharing Contribution . . . . . . . . . . . . . . . . . . 7
     T.33      Rollover Contribution . . . . . . . . . . . . . . . . . . . . . 7
     T.34      Service . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     T.35      Test Compensation . . . . . . . . . . . . . . . . . . . . . . . 7
     T.36      Trust Agreement . . . . . . . . . . . . . . . . . . . . . . . . 8
     T.37      Trust Fund. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     T.38      Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE 1:  INTRODUCTION AND MERGER PROVISIONS . . . . . . . . . . . . . . . . 8
     1.01      Establishment of Plan . . . . . . . . . . . . . . . . . . . . . 8
     1.02      Rules for Merger  . . . . . . . . . . . . . . . . . . . . . . . 9
     1.03      Additional Rollovers. . . . . . . . . . . . . . . . . . . . . . 9
     1.04      Participation by Transferees. . . . . . . . . . . . . . . . . . 9

ARTICLE 2:  JOINING THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . .10
     2.01      Employees Eligible to Participate . . . . . . . . . . . . . . .10
     2.02      Initial Enrollment and Membership . . . . . . . . . . . . . . .10
     2.03      Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     2.04      Recommencement by Former Employee . . . . . . . . . . . . . . .11
     2.05      Leased Employees. . . . . . . . . . . . . . . . . . . . . . . .11

ARTICLE 3:  CONTRIBUTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .11
     3.01      Pretax Contributions. . . . . . . . . . . . . . . . . . . . . .11
     3.02      Company Contributions . . . . . . . . . . . . . . . . . . . . .11
     3.03      Rollover Contributions. . . . . . . . . . . . . . . . . . . . .12
     3.04      Pretax Contribution Elections . . . . . . . . . . . . . . . . .12
     3.05      Payment of Contributions to Trust.. . . . . . . . . . . . . . .13
     3.06      Statutory Limitations and Disposition of Excess Contributions..13
     3.07      Reemployed Veterans . . . . . . . . . . . . . . . . . . . . . .15


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                                TABLE OF CONTENTS

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ARTICLE 4:  ACCOUNTS OF MEMBERS. . . . . . . . . . . . . . . . . . . . . . . .15
     4.01      Individual Account for Each Member. . . . . . . . . . . . . . .15
     4.02      Benefits Not Assignable . . . . . . . . . . . . . . . . . . . .16

ARTICLE 5:  INVESTMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     5.01      Member-Directed Investments . . . . . . . . . . . . . . . . . .16
     5.02      Changing Investment Instructions. . . . . . . . . . . . . . . .17
     5.03      Consequences of Investment Instructions . . . . . . . . . . . .17
     5.04      Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     5.05      Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     5.06      ERISA Section 404(c) Plan . . . . . . . . . . . . . . . . . . .17
     5.07      Disputes. . . . . . . . . . . . . . . . . . . . . . . . . . . .17

ARTICLE 6:  DISTRIBUTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .18
     6.01      Termination of Employment . . . . . . . . . . . . . . . . . . .18
     6.02      Forms of Distribution . . . . . . . . . . . . . . . . . . . . .18
     6.03      Elections Regarding Distribution. . . . . . . . . . . . . . . .19
     6.04      Required Time for Distribution. . . . . . . . . . . . . . . . .20
     6.05      Distribution upon Death . . . . . . . . . . . . . . . . . . . .21
     6.06      Statutory Requirements Regarding Distribution . . . . . . . . .22
     6.07      Direct Rollover of Distribution . . . . . . . . . . . . . . . .22
     6.08      Facility of Payment . . . . . . . . . . . . . . . . . . . . . .24
     6.09      Forfeitures and Deemed Distributions. . . . . . . . . . . . . .24
     6.10      Recovery of Payments Made by Mistake. . . . . . . . . . . . . .24

ARTICLE 7:  WITHDRAWALS. . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     7.01      Withdrawals after Age 59- 1/2.. . . . . . . . . . . . . . . . .25
     7.02      Hardship Withdrawals. . . . . . . . . . . . . . . . . . . . . .25

ARTICLE 8:  LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     8.01      Eligibility for Loan. . . . . . . . . . . . . . . . . . . . . .26
     8.02      Terms of Loan . . . . . . . . . . . . . . . . . . . . . . . . .27
     8.03      Accounting for Loans. . . . . . . . . . . . . . . . . . . . . .28
     8.04      Administration of Loans . . . . . . . . . . . . . . . . . . . .28
     8.05      Preemption of Usury Laws. . . . . . . . . . . . . . . . . . . .28
     8.06      Loans to Military Personnel . . . . . . . . . . . . . . . . . .29
     8.07      Disputes. . . . . . . . . . . . . . . . . . . . . . . . . . . .29

ARTICLE 9:  VESTING AND SERVICE. . . . . . . . . . . . . . . . . . . . . . . .29
     9.01      Vesting . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     9.02      Service . . . . . . . . . . . . . . . . . . . . . . . . . . . .29

ARTICLE 10:  PLAN ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . .30
     10.01     Committee as Plan Administrator . . . . . . . . . . . . . . . .30
     10.02     Conduct of Committee Business . . . . . . . . . . . . . . . . .30
     10.03     Records and Reports of Committee  . . . . . . . . . . . . . . .31
     10.04     Responsibilities of Board, Committee, and Trustee . . . . . . .31
     10.05     Allocation or Delegation of Duties and Responsibilities . . . .32
     10.06     Procedure for Allocation or Delegation of
                 Fiduciary Duties  . . . . . . . . . . . . . . . . . . . . . .32
     10.07     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     10.08     Indemnification . . . . . . . . . . . . . . . . . . . . . . . .32
     10.09     Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     10.10     Claims Procedure  . . . . . . . . . . . . . . . . . . . . . . .33
     10.11     Appeal Procedure  . . . . . . . . . . . . . . . . . . . . . . .34
     10.12     Exhaustion of Administrative Remedies . . . . . . . . . . . . .35
     10.13     Limitation on Actions . . . . . . . . . . . . . . . . . . . . .35
     10.14     Federal Preemption  . . . . . . . . . . . . . . . . . . . . . .35
     10.15     No Right to Jury Trial; Evidence  . . . . . . . . . . . . . . .35
     10.16     Scope of Review . . . . . . . . . . . . . . . . . . . . . . . .35
     10.17     Limitation on Damages . . . . . . . . . . . . . . . . . . . . .36
     10.18     Member Plan Data  . . . . . . . . . . . . . . . . . . . . . . .36
     10.19     Advisors Not Fiduciaries  . . . . . . . . . . . . . . . . . . .36


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                                TABLE OF CONTENTS

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     10.20     Procedure for Processing Domestic Relations Order . . . . . . .36
     10.21     Procedures for Period during Which Determination
                  Is Being Made  . . . . . . . . . . . . . . . . . . . . . . .37
     10.22     Single-Sum Distributions to Alternate Payees  . . . . . . . . .37

ARTICLE 11:  AMENDMENT, TERMINATION OR MERGER. . . . . . . . . . . . . . . . .38
     11.01     Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     11.02     Termination . . . . . . . . . . . . . . . . . . . . . . . . . .38
     11.03     Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     11.04     Representations Contrary to Plan  . . . . . . . . . . . . . . .39

ARTICLE 12:  ESTABLISHMENT OF TRUST. . . . . . . . . . . . . . . . . . . . . .39
     12.01     Agreements of Trust . . . . . . . . . . . . . . . . . . . . . .39
     12.02     Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     12.03     Trust Fund for Exclusive Benefit of Members and
                  Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . .39
     12.04     Refund of Certain Company Contributions . . . . . . . . . . . .39

ARTICLE 13:  TOP-HEAVY REQUIREMENTS. . . . . . . . . . . . . . . . . . . . . .41
     13.01   Top-Heaviness Determination . . . . . . . . . . . . . . . . . . .41
     13.02   Effect of Top-Heaviness . . . . . . . . . . . . . . . . . . . . .41

ARTICLE 14:  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .41
     14.01   Employment Rights . . . . . . . . . . . . . . . . . . . . . . . .41
     14.02   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
     14.03   Number and Gender . . . . . . . . . . . . . . . . . . . . . . . .42
     14.04   Construction  . . . . . . . . . . . . . . . . . . . . . . . . . .42
     14.05   Adoption of Plan Contingent upon IRS Approval . . . . . . . . . .42

APPENDIX A:  ADOPTING COMPANIES. . . . . . . . . . . . . . . . . . . . . . . A-1

APPENDIX B:  CALCULATION OF SUPPLEMENTAL PERCENTAGE. . . . . . . . . . . . . B-1

APPENDIX C:  CENTRAL LIFE PLAN . . . . . . . . . . . . . . . . . . . . . . . C-1
     C.01      Background. . . . . . . . . . . . . . . . . . . . . . . . . . C-1
     C.02      Service . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1
     C.03      Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . C-1
     C.04      Investment Options. . . . . . . . . . . . . . . . . . . . . . C-1

APPENDIX D:  AMERICAN MUTUAL PLANS . . . . . . . . . . . . . . . . . . . . . D-1
     D.01      Background. . . . . . . . . . . . . . . . . . . . . . . . . . D-1
     D.02      Service . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1
     D.03      Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . D-1
     D.04      Investment Options. . . . . . . . . . . . . . . . . . . . . . D-1


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                             ARTICLE T:  TERMINOLOGY


     Each word or phrase defined in this Article T shall have the following meaning whenever it is used herein, unless a different meaning is clearly required by the context of the Plan.

T.01 ACCOUNT. The bookkeeping account of a Member kept pursuant to Section 4.01, used to keep track of a Member's interest in the Trust Fund. Some of the subaccounts kept on behalf of a Member are further defined in Section 4.01.

T.02 AFFILIATED COMPANY. A member of a controlled group of corporations (as defined in Code section 1563(a), determined without regard to Code section 1563(a)(4) and Code section 1563(e)(3)(C)), of which American Mutual Life Insurance Company is a member, or:

     (a) An unincorporated trade or business which is under common control with American Mutual Life Insurance Company, as determined under Code section 414(c) and regulations issued thereunder;

     (b) An organization which is part of an affiliated service group with American Mutual Life Insurance Company, as determined under Code section 414(m) and the regulations thereunder; or

     (c) Any other entity required to be aggregated with American Mutual Life Insurance Company, pursuant to the regulations published under Code section 414(o).

T.03      ANNUITY STARTING DATE.

     (a) The first day of the first period for which an amount is payable as an annuity, or

     (b) In the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the Member to the benefit.

     In the case of a deferred annuity, the annuity starting date is the date for which the annuity payments are to commence, not the date that the deferred annuity is elected or the date the deferred annuity contract is distributed. In the case of a single-sum distribution, obtaining the consents of the Member and spouse (if required) are events which must occur before the Member is entitled to the benefit.

T.04 BASIC CONTRIBUTION. Contributions made by the Company under Sec-tion 3.02(a).

T.05 BENEFICIARY. The individual the Member designates to receive sums credited to the Member's Account in the event of the


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Member's death.  The term "Beneficiary" shall include a contingent beneficiary designated by the Member to receive the Member's Account should the Member's primary Beneficiary predecease the Member. The Member shall designate a Beneficiary upon initial enrollment in the Plan, and may change his Beneficiary by filing a new designation form with the Committee. However, the designation by a married Member of a primary Beneficiary other than his spouse shall not be valid unless the spouse consents to the designation of the alternate Beneficiary, the spouse's consent acknowl-edges the effect of the designation, and the designation is witnessed by a Plan representative or a notary public.

     A designation of a Beneficiary under a Predecessor Plan shall remain valid under this Plan, until revoked by the Member.

     In the event no valid Beneficiary designation is in effect, or if the Member's Beneficiary has died and the Member has not made a new Beneficiary designation, the Member's Beneficiary shall be the Member's spouse, or if there is no spouse, the Member's estate.

T.06      BOARD.  The Board of Directors of American Mutual Life Insurance
Company.

T.07 BREAK IN SERVICE. A period of absence of 60 or more consecutive months, beginning with a Date of Separation and continuing until the next Date of Employment.

T.08 CODE. The Internal Revenue Code of 1986, as it may be amended from time to time.

T.09 COMMITTEE. The American Mutual Life Insurance Company Benefit and Pension Committee.

T.10 COMPANY. American Mutual Life Insurance Company and any Affiliated Company which, with the Board's approval, adopts this Plan. A complete list of companies which have adopted this Plan is found in Appendix A. By adopting the Plan, an Affiliated Company shall authorize the Board and the Committee to act for it in all matters arising under or with respect to the Plan and shall comply with any other terms and conditions as may be imposed by the Board.

T.11      COMPENSATION.  The sum of (a) and (b), minus (c), where:

     (a) Is a Member's W-2 compensation, as defined in Reg. section 1.415-2(d)(11)(i); and

     (b) Is amounts excluded from the Member's gross income pursuant to Code sections 125, 402(e)(3), 402(h)(1)(B), and 403(b); and

     (c) Is, to the extent the following items are a part of a Member's W-2 compensation, long-term incentives, moving expenses,


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severance payments, base and service credits taken in cash, car allowances, fitness reimbursements and exam awards.

     Compensation for any Plan Year shall not exceed $150,000, as indexed by the Secretary of Treasury in accordance with Code section 401(a)(17)(B). In determining the application of this limit, the "family group" rules of Code section 414(q)(6) shall apply, except that in applying those rules, the term "family" shall include only the Member's spouse, and any of his lineal descen-dants who have not attained age 19 before the close of the Plan Year.

T.12 DATE OF EMPLOYMENT. The date on which an Employee first earns an Hour of Service with the Company or an Affiliated Company.

T.13      DATE OF SEPARATION.  The earliest of:

     (a) The date on which an Employee (or Member) quits, retires, is discharged or dies,

     (b) The first anniversary of any period of absence from active employment with the Company or an Affiliated Company, for any reason other than those specified in Section T.13(a), subject to the provisions of Sections T.13(c), 9.02(a)(5), and 9.02(a)(6). Date of Separation shall not include the date on which an Employee transfers to an ineligible job classification or a non-participating Affiliated Company.

     (c) The date of disposition of business unit, as described in Section 6.01(c).

     (d) In the case of an Employee (or Member) on maternity or paternity leave which continues beyond the first anniversary of the absence on account of the leave, the Employee's (or Member's) Date of Separation shall be the second anniversary of his absence. Maternity or paternity leave means an absence from work for any period--

               (1)  by reason of the pregnancy of the individual,

               (2)  by reason of the birth of a child of the individual,

               (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

               (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

T.14 DISABILITY. Any physical or mental condition which renders a Member incapable of performing the work for which he was employed or similar work, as certified in writing by a doctor of medicine and as approved by the Committee.


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T.15      EFFECTIVE DATE.  January 1, 1996.

T.16      EMPLOYEE.  An individual described in Section 2.01.

T.17 ERISA. The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

T.18 HIGHLY COMPENSATED. An Employee is Highly Compensated if at any time during the calendar year ending within the applicable Plan Year (the "look-back year") he:

     (a) Was a 5-percent owner of the Company or an Affiliated Company as defined in Code section 416(i);

     (b) Earned more than $100,000 (as adjusted in accordance with section 414(q)(1) of the Code) in annual compensation from the Company and all Affiliat-ed Companies;

     (c) Earned more than $66,000 (as adjusted in accordance with section 414(q)(1) of the Code) in annual compensation from the Company and all Affiliat-ed Companies and was a member of the "top paid group". The "top paid group" includes all actively employed individuals who are in the top 20 percent of the work force of the Company and Affiliated Companies on the basis of compensation, except individuals who have not completed 6 months of service, who normally work less than 17-1/2 hours per week, or who normally work not more than 6 months during any year; or

     (d) Was an officer of the Company or an Affiliated Company and received compensation greater than 50% of the limit on annual benefits imposed by Code section 415(b), unless he was an individual who has not completed 6 months of service, who normally works less than 17-1/2 hours per week, or who normally works not more than 6 months during any year.

     An Employee who was not an Employee described in Sections T.18 (a),(b),(c), or (d) during the look-back year will be treated as Highly Compensated for the current Plan Year (the "determination year"), if he is described in Sections
T.18 (b), (c), or (d), for the determination year, and the Employee is one of the top 100 Employees by compensation during the determination year.

     The determination described above shall be made with reference to the definition of "highly compensated employee" found in Reg. section 1.414(q)-1T, Q&A-2.

     In no event will the Company and Affiliated Companies have more than 50 officers (or, if lesser, the greater of 3 individuals or 10 percent of the employees) who are considered to be Highly Compensated merely by reason of their status as officers. Only those 50 officers with the highest compensation will be considered Highly Compensated.


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     The determination of whether an Employee is Highly Compensated is made by taking into account compensation as defined in Reg. section 1.415-2(d)(11)(i), plus salary deferral contributions or elective deferrals to a cafeteria arrange-ment or tax-sheltered annuity. Any compensation paid to family members of a Highly Compensated Employee shall be treated as paid to the Employee in accor-dance with Code section 414(q)(6). Family member, for this purpose, means the Employee's spouse, and his lineal ascendants and descendants and their spouses.

T.19      HOUR OF SERVICE.

     (a) In the event an Employee is paid on an hourly basis, Hours of Service means each hour for which he is:

               (1) Directly or indirectly paid or entitled to payment by the Company for the performance of duties;

               (2) Directly or indirectly paid or entitled to payment by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or other authorized leave of absence. However, no more than 501 Hours of Service shall be credited under this Section T.19(a)(2) on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period). Payments made or due under a plan maintained by the Company solely to comply with applicable worker's compensation, or disability insurance law, or to reimburse an Employee for medical or medically-related expenses shall not be considered as payments by the Company for purposes of this Section T.19(a)(2);

               (3) Either awarded back pay or for which the Company agrees to pay such back pay, irrespective of mitigation of damages. An Hour of Service received under this Section T.19(a)(3) shall be credited to that computation period for which the award was granted. The same Hours of Service shall not be credited under either Section T.19(a)(1) or (2), as the case may be, and also under this Section T.19(a)(3). Hours of Service for which back pay is awarded or agreed to with respect to periods described in Section T.19(a)(2) shall be subject to the limitations set forth in that paragraph.

     (b) In the event an Employee is not paid on an hourly basis, he shall receive credit for 190 Hours of Service for each month in which he earns at least one Hour of Service described in Section T.19(a)(1).

T.20 INTERIM BENEFIT SUPPLEMENT. Contributions made by the Company in accordance with Section 3.02(d).

T.21 INTERN. An intern is a student who has completed at least 2 years of college, has a high GPA, is involved in extra-curricular activities which allow for growth and a variety of experience, and meets the minimum requirements of the job. An intern works for the Company in a field related to his or her major.

T.22 INVESTMENT MANAGER. An individual or organization who is appointed by the Committee to administer an Investment Option, and who is either:

     (a) registered in good standing as an investment adviser under the Investment Advisers Act of 1940;

     (b)  a bank, as defined in that Act;

     (c) an insurance company qualified to perform investment management services under the laws of more than one state of the United States; or

     (d)  a named fiduciary described in section 403(a)(1) of ERISA.

T.23 INVESTMENT OPTION. One of the options established by the Committee under Article 5, under which amounts credited to a Member's Account may be invested at the Member's direction. There is no limit upon the type of invest-ment which the Committee may designate as an option, except that it may not be one prohibited by ERISA and all of the options, taken together, must satisfy the diversification requirements of section 404(c) of ERISA and the regulations thereunder.

T.24      LIMITATION YEAR.  The calendar year.

T.25      MATCHING CONTRIBUTION.  Contributions made by the Company under
Section 3.02(b), that match Pretax Contributions.

T.26 MEMBER. An Employee who has joined in the Plan as provided in Article 2 and who has not yet received a complete distribution of his Account from the Plan.

T.27 PERIOD OF SERVICE. The period of time beginning on a Date of Employ-ment and continuing until the next Date of Separation.

T.28 PLAN. All*AmerUs Savings & Retirement Plan for Employees of American Mutual Life, as it may be amended from time to time. Effective July 1, 1996, the Plan will be the All*AmerUs Savings & Retirement Plan for Employees of AmerUs Life.

T.29      PLAN YEAR.  The calendar year.

T.30 PREDECESSOR PLAN. Any plan or a portion of a plan which has been merged into this Plan.

T.31 PRETAX CONTRIBUTION. That portion of a Member's Compensation which he elects to defer to his Account on a pretax basis under Section 3.01.

T.32 PROFIT-SHARING CONTRIBUTION. A contribution made by a business unit of the Company under Section 3.02(c).

T.33 ROLLOVER CONTRIBUTION. A contribution made by or on behalf of an Employee, in accordance with Section 3.03.

T.34      SERVICE.  The period determined in accordance with Section 9.02

T.35 TEST COMPENSATION. Compensation used for the purpose of determining whether the nondiscrimination tests of Sections 3.06(b)(3), (4), and (5) are met. The Committee shall have discretion to use any definition of Test Compen-sation that is permissible under Code section 414(s). However, Test Compensa-tion for any Plan Year shall be limited in accordance with Code section 401(a)(17). This limit shall be adjusted upward and downward, in accordance with any statutory changes to the dollar figure in Code section 401(a)(17) and in accordance with any cost-of-living adjustments to that figure under the Code.

T.36 TRUST AGREEMENT. An agreement entered into by the Company and one or more Trustees to govern the Trust Fund, which agreement may provide for holding funds under any other plan maintained by the Company or an Affiliated Company.

T.37 TRUST FUND. The sum of the contributions made to the Plan and held by the Trustee or Trustees in a trust or trusts, increased by any profits or income thereon and decreased by any losses or expenses incurred in the administration of the Trust Fund and any payments made therefrom.

     The Plan is an eligible individual account plan described in ERISA section 407(d)(3)(A) and may invest more than ten percent of its assets in qualifying employer securities.

T.38 TRUSTEE. The one or more banks, trust companies, or other financial institutions with trust powers, which are employed to hold and manage the Trust Fund.


                 ARTICLE 1:  INTRODUCTION AND MERGER PROVISIONS


1.01 ESTABLISHMENT OF PLAN. Effective January 1, 1996 ("Effective Date"), American Mutual Life Insurance Company establishes the All*AmerUs Savings & Retirement Plan for Employees of
American Mutual Life ("Plan"). The Plan is intended to be a profit-sharing plan.

     The Plan is the result of the reorganization of defined contribution plans
(a)-(g) into profit-sharing plans (1)-(2) containing qualified cash or deferred arrangements within the meaning of Code section 401(k):

               PREDECESSOR PLANS

     (a) American Mutual Life Insurance (formerly Central Life Assurance) Company Flexible Savings Plan, EIN 42-0175020, PN 003;

     (b) American Mutual Life Insurance Company Employee's Savings Plus Plan and Trust Agreement, EIN 42-0611720, PN 002;

     (c) American Mutual Life Insurance Company Employee's Progress Sharing Plan and Trust Agreement, EIN 42-0611720, PN 003;

     (d)       Iowa Realty Company, Inc. Profit Sharing Plan, EIN 42-0791647, PN
001;

     (e) Iowa Realty Company, Inc. Money Purchase Pension Plan, EIN 42-0791647, PN 002;

     (f) Iowa Realty Co., Inc. Employee's 401(k) Savings Plan, EIN 42-0791647, PN 003; and

     (g)       First Realty, Ltd. Select Savings Plan, EIN 42-0870557, PN 003.

               SURVIVING PLANS

     (1) All*AmerUs Savings & Retirement Plan for Employees of American Mutual Life, EIN 42-0175020, PN 101; and

     (2) All*AmerUs Savings & Retirement Plan for Employees of AmerUs Group, EIN 42-1324920, PN 102.

1.02      RULES FOR MERGER.

     (a) The Committee may make rules consistent with the Code and regulations thereunder governing the transactions described in Section 1.01, including rules which specify when and in what manner assets are to be trans-ferred to this Plan, how they shall be invested initially, and how and when assets transferred to this Plan subsequently may be invested in Investment Options in accordance with Members' instructions.

     (b) Notwithstanding anything to the contrary, the transfers of assets made in conjunction with the plan reorganization described in Section 1.01 shall comply with Code sections 414(l), 411(a)(10), and 411(d)(6), pertaining to the preservation of account balances, vesting schedules, and rights and options under the plans (including the availability of qualified preretirement survivor and joint and survivor annuities).

1.03 ADDITIONAL ROLLOVERS. Following approval by the Internal Revenue Service, Members may roll their benefits from the American Mutual Life Insurance Company Pension Plan (EIN 42-0175020, PN 100) over into this Plan, upon terms and conditions approved by IRS. The provisions of Section 1.02 (MUTATIS MUTANDIS) shall apply to these rollovers also.

1.04 PARTICIPATION BY TRANSFEREES. Notwithstanding anything to the contrary, if an individual's account balance or other benefit is rolled over into this Plan, as described in Section 1.01 or 1.03, that individual shall begin participation in this Plan immediately and shall be treated as a Member for all purposes.


                          ARTICLE 2:  JOINING THE PLAN


2.01 EMPLOYEES ELIGIBLE TO PARTICIPATE. Every Employee is eligible to participate in the Plan. For purposes of this Plan, an Employee is any individ-ual employed by the Company, who is not:

     (a) In a unit of employees covered by a collective bargaining agreement, unless the collective bargaining agreement specifically provides for participation in this Plan;

     (b)       A nonresident alien;

     (c)       A leased employee within the meaning of Code section 414(n); or

     (d) A part-time employee who is scheduled to work fewer than 20 hours per week, unless such employee has earned 1,000 Hours of Service during (1) the one- year period which commences on his Date of Employment, or (2) any Plan Year subsequent to the employee's Date of Employment; or

     (e)       An Intern.

2.02 INITIAL ENROLLMENT AND MEMBERSHIP. An Employee (except for one described in Section 2.01(d)) shall become a Member of the Plan the first day of the month after his Date of Employment. An Employee described in Section 2.01(d) shall become a Member the first day of the month after the date he meets the 1,000 Hours of Service requirement of that Section.

      An Employee shall enroll in the Plan by completing and delivering to the Company an enrollment form and by making the initial contribution and investment elections in such manner as the Company shall determine. This enrollment information may be gathered electronically.

2.03      TRANSFERS.

     (a) An individual employed by the Company or an Affiliated Company, who transfers from an ineligible job classification to an eligible job classifi-cation, shall join the Plan on the date he becomes an Employee.

     (b) Any individual employed by the Company who transfers to a position which makes him ineligible to participate in the Plan, shall cease active Plan participation, but shall not be considered to have terminated his employment. However, a Member who becomes a part-time employee described in
Section 2.01(d) shall continue active Plan participation.

2.04 RECOMMENCEMENT BY FORMER EMPLOYEE. Any Employee who terminates employment and at a later date again becomes an Employee shall rejoin the Plan on his date of reemployment.

2.05 LEASED EMPLOYEES. Leased employees (within the meaning of Code section 414(n)) may not become Members. However, leased employees (within the meaning of Code section 414(n)) who become common-law employees shall be credited with Service for their periods of service as leased employees, as if they had been common-law employees during the time that they performed leased services for the Company or any Affiliated Company.


                            ARTICLE 3:  CONTRIBUTIONS


3.01 PRETAX CONTRIBUTIONS. A Member may defer any whole percentage of Compensation (up to 15%) as a Pretax Contribution for the Plan Year. A Member's pay shall be reduced for each pay period by the percentage of the elected Pretax Contribution.

     In addition, a Member who also is a participant in the All*AmerUs Flexible Benefit Plan maintained pursuant to Code section 125 may contribute flex credits to the Plan as Pretax Contributions. Contributions of flex credits shall be made at the time and in the manner specified in the flexible benefit plan.

3.02      COMPANY CONTRIBUTIONS.

     (a) Basic Contributions. The Company shall contribute, on behalf of each Qualified Member, 4% of Compensation as of the end of the Plan Year.

     (b)       Matching Contributions.

               (1) The Company shall contribute, on behalf of each Member, a Matching Contribution equal to 125% of the Member's Pretax Contributions, to the extent the Member's Pretax Contributions do not exceed 4% of Compensation.

               (2) Matching Contributions shall be made each pay period to the Matching Account of each Member who has made Pretax Contributions during the pay period.

     (c) Profit-Sharing Contributions. Each business unit within the Company may elect to make a Profit-Sharing Contribution to be allocated among Qualified Members employed by the business unit, in the manner specified by the unit.

     (d) Interim Benefit Supplement. The Company, each Plan Year, shall contribute on behalf of each Qualified Member who was an active participant (as of December 31, 1995) in a defined benefit plan sponsored by American Mutual Life Insurance Company, an amount equal to the Supplemental Percentage multi-plied by the Member's Compensation. The Interim Benefit Supplement payable to any Member's Supplemental Account during the Plan Year shall be reduced by the Profit-Sharing Contribution (if any) which is allocable to that Member's Profit-Sharing Account for the Plan Year. This contribution shall be made as of the end of each Plan Year.

     The Supplemental Percentage for a Member shall be determined under the formula described in Appendix B.

     (e) Qualified Member. For purposes of this Section 3.02, "Qualified Member" means a Member who, during a Plan Year for which a Company contribution is made, earns 1,000 Hours of Service, and:

               (1)  Is employed on the last day of the Plan Year;

               (2)  Dies or becomes Disabled during the Plan Year; or

               (3) Retires during the Plan Year. "Retirement", for this purpose, means termination of employment after the later of (A) attainment of age 55, and (B) the date the Member earns five years of Service.

3.03 ROLLOVER CONTRIBUTIONS. The Plan shall accept cash Rollover Contribu-tions (within the meaning of Code sections 402(c) and 408(d)(3)(A), including optional direct transfers under Code section 401(a)(31)) on behalf of a Member from any plan qualified under section 401(a) of the Code and any individual retirement account that meets the requirements of Code section 408(d)(3)(A)(ii). Rollover Contributions may be made at such time and in such manner as the Committee may prescribe. A Rollover

Contribution shall be forwarded to the Trustee as provided in Section 3.05, if it is not paid directly to the Trustee.

3.04 PRETAX CONTRIBUTION ELECTIONS. A Member shall designate his level of Pretax Contributions at the time he enrolls in the Plan. This election shall remain in effect until changed by the Member, unless the Member's election is suspended as a consequence of a hardship withdrawal or any other in-service withdrawal, or his election would cause any limit imposed by the Code to be exceeded.

     Each change will be implemented with the payroll period following the Member's election. Elections under this Section shall be made at such time, in such manner, and in such form as the Committee may prescribe.

     The Committee may reduce, suspend, or refund a Highly Compensated Member's contributions, if the Committee finds that it is necessary to ensure compliance with the limit on Pretax Contributions in Code section 402(g)(1) or any of the nondiscrimination tests in Section 3.06. Unless a Member has changed or revoked elections in the meantime, his elections may be restored as of the first day of the Plan Year following such an action by the Committee, or such earlier date as the Committee deems appropriate.

3.05 PAYMENT OF CONTRIBUTIONS TO TRUST. The Company shall forward contri-butions made by Employees to the Trustee on the earliest date contributions reasonably may be segregated from the Company's general assets, as determined under the standards described in 29 CFR section 2510.3-102(b).

3.06      STATUTORY LIMITATIONS AND DISPOSITION OF EXCESS CONTRIBUTIONS.

     (a) The maximum Pretax Contribution a Member may make in a calendar year (when combined with any other plan containing a cash or deferred arrange-ment sponsored by the Company or an Affiliated Company) is specified in Code section 402(g)(1). The limit is $9,500 for 1996 and is adjusted for cost-of-living by the Secretary of the Treasury. If the Committee discovers after the close of a calendar year that excess Pretax Contributions have been made for that year, the Committee shall implement the procedures in Section 3.06(b)(1).

     (b) As of the end of a Plan Year (or more frequently, if determined by the Committee), the Committee shall determine if the limitations imposed by this Article 3 are sufficient or if contributions must be forfeited, distribut-ed, or allocated to a suspense account, in the order provided below:

               (1) First, the Committee shall determine if Pretax Contributions in excess of the Code section 402(g)(1) limit have been made to the Plan. If so, the excess deferral shall be returned to the Member who made it. This distribution shall include earnings allocable to the contribution and shall be reduced by any allocable losses.
The Committee shall endeavor to make a correcting distribution by the April
15 following the year in which the excess deferral was made.

               (2) Second, the Committee shall determine whether contributions to the Plan have been made, which exceed the limitations of Code sections 415(c) and (e). The Committee shall use W-2 compensation (as defined in Reg. section 1.415-2(d)(11)(i)) in making this determination. If, as a result of the allocation of forfeitures, a reasonable error in determining the Member's W-2 compensation, or a reasonable error in determining the Member's maximum Pretax Contributions, the annual addition to a Member's Account exceeds the maximum permitted, Company contributions constituting excess annual additions (and any gains on those contributions) shall be forfeited and used to reduce the Company- 's contributions for the succeeding Plan Year. Removal of excess annual additions shall be made first from the Member's Supplemental Account, then from the Member's Profit-Sharing Account, then from the Member's Basic Account, and finally from the Member's Matching Account. If further corrective measures are required, excess annual additions shall be distributed from the Member's Pretax Account.

               (3) Third, the Committee shall determine whether the actual deferral percentage ("ADP") test in Reg. section 1.401(k)-1(b) has been met for the Plan Year. If not, the Committee shall return the excess Pretax Contribu-tions of Highly Compensated Members, beginning with the Member with the highest actual deferral percentage, until the maximum deferral percentage permitted under the test is reached. Excess amounts, increased by any gains or reduced by any losses attributable to them, shall be distributed within two and one-half months after the close of the Plan Year, or as soon thereafter as practicable.

               (4) Fourth, the Committee shall determine whether the actual contribution percentage ("ACP") test in Reg. section 1.401(m)-1(b) has been met for the Plan Year. If not, the Committee shall return excess contributions of Highly Compensated Members, beginning with the excess contributions of the Member with the highest actual contribution percentage, until the maximum contribution percentage permitted under the test is reached. Excess contribu-tions shall be purged by forfeiting any remaining excess Matching Contributions made to non-vested Members, and distributing excess Matching Contributions made to vested Members. Excess contributions, increased by any gains or reduced by any losses attributable to them, shall be distributed or forfeited within two and one-half months after the close of the Plan Year, or as soon thereafter as practicable.

               (5) Fifth, the Committee shall determine whether the multiple use test ("MUT") in Reg. section 1.401(m)-2(b) is met for the Plan Year. If not, the Committee shall reduce the actual contribution percentage for Highly Compensated Members, in accordance with Section 3.06(b)(4).

               (6) Sixth, any Matching Contribution of a Member, based on a Pretax Contribution returned to the Member and not distributed or forfeited in accordance with Section 3.06(b)(4), shall be forfeited and applied to reduce Company contributions under the Plan.

3.07 REEMPLOYED VETERANS. If a Member terminates employment to serve in a uniformed service (as defined in the Uniformed Services Employment and Reemploy-ment Rights Act of 1994) and returns to the employ of the Company before his statutory reemployment rights expire, then:

     (a) The Member shall receive the Basic, Supplemental and Profit-Sharing Contributions he would have received except for the fact that he was in a uniformed service;

     (b) The Member shall be permitted to make the Pretax Contributions he would have been able to make except for the fact that he was in a uniformed service; and

     (c) The Company shall match the Member's make-up contributions in the manner those contributions would have been matched had they been made during the Member's stint in a uniformed service.

     The Company shall have the discretionary authority to make reasonable estimates of the amounts under Sections 3.07(a)-(c). This Section 3.07 shall apply only if its application would not cause the Plan to violate the qualifica-tion requirements of Code section 401(a), as interpreted by the Secretary of the Treasury.


                         ARTICLE 4:  ACCOUNTS OF MEMBERS


4.01 INDIVIDUAL ACCOUNT FOR EACH MEMBER. An individual bookkeeping Account shall be maintained for each Member, to record his interests under the Plan. Each Account shall be divided into separate subaccounts to track contributions, investment earnings and losses, and expense charges:

     (a)       a Pretax Account for Pretax Contributions pursuant to
Section 3.01,

     (b)       a Basic Account for Basic Contributions pursuant to
Section 3.02(a),

     (c)       a Matching Account for Matching Contributions pursuant to
Section 3.02(b),

     (d) a Profit-Sharing Account for Profit-Sharing Contributions pursuant to Section 3.02(c),

     (e) a Supplemental Account for the Interim Benefit Supplement pursuant to Section 3.02(d),

     (f) a Rollover Account for Rollover Contributions pursuant to Section 3.03, and

     (g) such other subaccounts as the Trustee or Committee deems neces-sary to keep track of a Member's interests under the Plan.

4.02 BENEFITS NOT ASSIGNABLE. An interest in a Member's Account may not be assigned or alienated in any manner whatsoever, except (i) to secure a loan under the provisions of Article 8, or (ii) to comply with a domestic relations order which has been determined to be qualified under Section 10.20.


                             ARTICLE 5:  INVESTMENTS


5.01 MEMBER-DIRECTED INVESTMENTS. Each Member must determine how amounts credited to his Account are to be invested in one or more Investment Options. The Investment Options available to Members shall be selected by the Committee, and may be changed by the Committee at any time. Investment Options shall be valued as frequently as administratively practicable.

     A Member's investment instructions shall be made in the form (including electronic media) as the Committee may designate and shall state specifically:

     (a) How contributions made to the Member's Account shall be allocated among the various Investment Options; and

     (b) How the Member's existing Account (as of the date the investment instruction is given) shall be allocated among the various Investment Options.

     A Member's contributions and existing Account may be allocated among the various Investment Options in any proportions, so long as whole percentages are used.

     A Member who fails to give investment instructions in a form that is acceptable to the Committee shall forfeit his right to future Company contribu-tions and have his Account invested by the Committee in one or more Investment Options in accordance with a default procedure adopted by the Committee.

5.02 CHANGING INVESTMENT INSTRUCTIONS. Generally, a Member may change his investment instructions under Section 5.01 at any time, so long as his new instructions meet the standards of that Section. The change will become effective the first business day following the date the administrator of the Investment Option receives the Member's investment instructions. However, investment in an Investment Option may be subject to a condition that funds be held in the Investment Option for a specified length of time. If this kind of restriction is imposed upon an Investment Option held by the Member, his right to transfer funds from or into that Investment Option shall be restricted accordingly.

5.03 CONSEQUENCES OF INVESTMENT INSTRUCTIONS. If a Member exercises investment authority over the assets in his Account in the manner described in Sections 5.01 and 5.02, then neither the Committee, the Trustee, the Company, nor any other Plan fiduciary shall be liable for any loss that is the direct and proximate result of the Member's exercise of investment authority.

5.04 EXPENSES. All investment fees shall be passed through to Members and charged to their Accounts in accordance with generally accepted accounting principles.

5.05 LOANS. A Member may receive loans from his Account, to the extent permitted in Article 8. A loan to a Member shall be considered an earmarked investment of the Member's Account and proportionately shall reduce the amounts invested in the Investment Options, unless the Member specifically designates the Investment Options from which loan funds are to be withdrawn. Repayments of a loan shall reduce the amount of the loan investment and shall be invested in Investment Options in accordance with the Member's then current instructions for the investment of contributions to his Account.

5.06 ERISA SECTION 404(c) PLAN. This Plan is intended to meet the require-ments of section 404(c) of ERISA and 29 CFR section 2550.404c-1, which shall apply on a transaction-by-transaction basis. The only result of a material failure to comply with ERISA section 404(c) or the regulations thereunder shall be that the limited relief afforded by ERISA section 404(c) shall not apply to the transaction at issue.

5.07 DISPUTES. All disputes arising under this Article or ERISA, including (without limitation) whether or not the relief afforded by ERISA section 404(c) applies to a particular transaction, shall be resolved through the Plan's claims and appeal procedures.


                            ARTICLE 6:  DISTRIBUTIONS

6.01 TERMINATION OF EMPLOYMENT. Upon termination of employment with the Company and its Affiliated Companies, a Member may receive a distribution from the vested portion of his Account, under the following circumstances:

     (a)       Resignation (including normal retirement) or discharge;

     (b)       Disability; or

     (c) Sale, transfer, or other disposition involving all or part of the Company's business, but only if the Member's Account is not transferred to a plan of the Member's new employer.

     A Member's Beneficiary may receive a distribution of the Member's Account upon the Member's death, as specified in Section 6.05.

6.02 FORMS OF DISTRIBUTION. Subject to any applicable spousal consent rules, a Member may elect to have his vested Account paid in any one of the following forms:

     (a)       A single cash sum;

     (b) Periodic installments paid monthly, quarterly, or annually over a period designated by the Member;

     (c) Periodic installments paid monthly, quarterly, or annually in a dollar amount specified by the Member;

     (d) A joint and 50% survivor annuity for the lives of the Member and spouse, which is purchased from a life insurance company with the proceeds of the Member's Account; or

     (e) An annuity for the Member's life, which is purchased from a life insurance company with the proceeds of the Member's Account.

     Installment payments under (b) and (c) shall not be made over a period exceeding the Member's life expectancy.

     An annuity described in (d) shall be purchased from an insurance company designated in writing by the Member and his spouse. An annuity described in (e) shall be purchased from an insurance company designated in writing by the Member. Annuities may be purchased from American Mutual Life Insurance Company, for no more than adequate consideration. A Member or Member and spouse shall be solely responsible for their selection of an insurance company to provide benefits in the form of an annuity.

     A Member whose vested Account balance does not exceed $3,500, and has not exceeded $3,500 at the time of any prior distribution or withdrawal, shall receive his vested Account balance in a single cash sum as soon as administra-tively practicable after the end of the calendar month in which he terminates employment.

6.03      ELECTIONS REGARDING DISTRIBUTION.

     (a) A Member eligible to receive a distribution shall designate the time for and the form of the distribution, if his vested Account is not cashed out as described in the last paragraph of Section 6.02. A Member who fails to make these designations shall have the vested Account distributed as described in Section 6.04(a).

     (b) If a Member is married on his Annuity Starting Date, his spouse must consent to the form of payment of the Member's Account, unless the Member elects the form of payment described in Section 6.02(d), or unless it is established to the Committee's satisfaction that the spouse cannot be located. A spouse's consent must (1) be in writing; (2) designate a specific Beneficiary or specific group of Beneficiaries, which may not be changed without the spouse's consent; (3) designate an optional form of benefit which may not be changed without the spouse's consent; (4) acknowledge the effect of the elec-tion; and (5) be witnessed by a notary public.

     (c) Not earlier than 90 days, but not later than 30 days, before the Annuity Starting Date, the Committee shall provide a benefit notice to a Member who is eligible to make an election under this Section 6.03. The benefit notice shall (1) describe the terms and conditions of the automatic forms of payment available under the Plan; (2) explain the Member's right to elect or waive the automatic forms described above; (3) describe the spouse's right to consent or withhold consent from certain of the Member's elections; and (4) explain the Member's right to defer distribution until age 65.

     (d) If a Member, having received the benefit notice described in Section 6.03(c), affirmatively elects a form of payment and the spouse consents to that form of payment (if required by Section 6.03(b)), distribution may begin, provided the following requirements are met:

               (1) The Member is provided information clearly indicating that (in accordance with Section 6.03(c) he has a right to at least 30 days to consider whether to waive an automatic form and consent to a form of payment other than an automatic form;

               (2) The Member is permitted to revoke an affirmative distribu-tion election at least until the Annuity Starting Date, or, if later, at any time prior to the expiration of the 7-day period that begins the day after the benefit notice is provided to the Member;

               (3) The Annuity Starting Date is after the date the benefit notice is provided to the Member. However, the Annuity Starting Date may be before the date that any affirmative distribu-tion election is made by the Member and before the date that the distribution is permitted to commence under Section 6.03(d)(4).

               (4) Distribution in accordance with the affirmative election does not commence before the expiration of the 7-day period that begins the day after the benefit notice is provided to the Member.

     (e) Notwithstanding anything in Section 6.03 or Section 6.04 to the contrary, a Member shall not be deemed to have elected a life annuity (within the meaning of Reg. section 1.401(a)-20, Q&A-4) unless (1) he is eligible to receive a distribution under Section 6.01, (2) at a previous time, he elected to receive benefits from this Plan or a Predecessor Plan in the form of a life annuity, or (3) the provisions of Section 6.04(a) apply to the Member because he has failed to make the elections required under this Section 6.03.

6.04      REQUIRED TIME FOR DISTRIBUTION.

     (a) A Member, who terminates employment before attaining age 65 and defers or does not designate a time for distribution in accordance with Section 6.03, shall begin receiving his Account balance as soon as administratively practicable after the end of the calendar month in which he attains age 65. A Member who terminates employment upon or after attaining age 65, shall begin receiving his Account balance as soon as administratively practicable after the end of the calendar month in which he retires or otherwise terminates employ-ment. If the Member fails to designate the form of payment in accordance with
Section 6.03, his benefit shall be paid in the form described in Section 6.02(d) (with the Company serving as the annuity provider), if he is married as of his Annuity Starting Date, or in the form described in Section 6.02(e) (with the Company serving as annuity provider), if he is not married as of his Annuity Starting Date.

     (b) If a Member is employed on the April 1 following the year in which he attains age 70-1/2, he shall receive a minimum distribution on that April 1, and shall receive a minimum distribution on each subsequent Decem-ber 31, until he terminates employment. After termination of employment, the remainder of the Member's Account shall be paid in accordance with
Section 6.04(a).

     The amount of the initial minimum distribution shall equal the value of the vested portion of the Member's Account as of the December 31 preceding his attainment of age 70- 1/2, divided by the applicable divisor. The amount of any subsequent minimum distribution shall equal the value of the Member's vested Account as of the December 31 preceding the minimum distribution date, divided by the applicable divisor. "Applicable divisor" means the period described in
Section 6.04(b)(2), if the Member's Beneficiary is his spouse, or, in any other case, the lesser of:

               (1) The applicable divisor determined in accordance with Prop. Reg. section 1.401(a)(9)-2, Q&A-4; or

               (2) The joint life expectancy of the Member and Beneficiary, as determined under Prop. Reg. section 1.401(a)(9)-1, Q&A-E1-E4, using the expected return multiples in Tables V and VI of Reg. section 1.72-9.

     (c) If a Member is required to receive a distribution, but the Committee is unable to locate him within five years, his Account shall be forfeited, and the forfeiture shall be used to reduce the Company's contribu-tions for the Plan Year in which the forfeiture occurs. The forfeited Account shall be restored and distributed to the Member, if he makes a claim for the Account, or if the Committee is able to locate him. Payment of a restored Account shall be made approximately 60 days after the date the Committee locates the Member or, if earlier, the date a claim is filed.

     If the Beneficiary of a lost Member applies for benefits, the Member's forfeited Account shall be restored and paid in accordance with Section 6.05, if the Beneficiary provides satisfactory evidence of the Member's death.

6.05      DISTRIBUTION UPON DEATH.

     (a) If a Member dies before his Annuity Starting Date, if he has elected a life annuity as described in Section 6.03(e), and if he is married at the time of death, his spouse shall receive an annuity for her lifetime, which shall be purchased from a life insurance company with the proceeds of the Member's Account, unless the spouse elects to receive the Account balance in a single sum. Generally, distribution shall commence as soon as administratively practicable after the Committee receives satisfactory evidence of the Member's death, or, if later, the date the Member would have attained age 65. However, the spouse may direct that death benefits begin on the first day of any earlier month following the Member's death.

     (b) In any other case, if the Member dies before the Annuity Starting Date, his benefit shall be distributed in a single sum to his Beneficiary. Distribution shall occur as soon as administratively practicable after the end of the calendar month in which the Committee receives satisfactory evidence of the Member's death.

6.06      STATUTORY REQUIREMENTS REGARDING DISTRIBUTION.

     (a) Regardless of any contrary provision in the Plan, a distribution from the Plan to a Member shall begin no later than the 60th day after the close of the Plan Year in which the latest of the following occurs:

               (1)  The date the Member attains age 65,

               (2) The 10th anniversary of the year in which the Member commenced participation under the Plan, or

               (3) The Member's termination of employment with the Affiliated Companies.

     (b) Regardless of any contrary provision in the Plan, any distribu-tion shall be determined in accordance with Code section 401(a)(9) and the proposed regulations thereunder, including the "minimum distribution incidental benefit requirement" of Prop. Reg. section 1.401(a)(9)-2.

6.07 DIRECT ROLLOVER OF DISTRIBUTION. A distributee may elect to have an eligible rollover distribution paid directly to a single eligible retirement plan specified by the distributee. However, this election may not be made if the total eligible rollover distributions paid to the distributee will be less than $200.

     A distributee may elect to divide an eligible rollover distribution so that part is paid directly to an eligible retirement plan and part is paid to the distributee. However, the part paid directly to the eligible retirement plan must total at least $500.

     A distributee may elect a direct rollover after having received a written notice that complies with the rules of section 402(f) of the Code. In general, payment to a distributee shall not begin until 30 days after the section 402(f) notice is given. However, payment may be made sooner if the notice clearly informs the distributee of the right to a period of at least 30 days to consider the decision of whether or not to make a direct rollover, and the distributee, after receiving the notice, makes an affirmative election to receive an immedi-ate distribution. A distributee who fails to make an election in the 30-day period shall receive the eligible rollover distribution immediately after the 30-day period expires.

     For purposes of this Section, the following terms have the meanings set forth below:

     (a) An "eligible rollover distribution" is any distribution or withdrawal payable under the terms of this Plan to a Member, which is described in section 402(c)(4) of the Code. In general, this term includes any single-sum distribution, and any distribution that is one in a series of substantially equal periodic payments made over a period of less than ten (10) years, and is less than the distributee's life expectancy. However, an eligible rollover distribution does not include the portion of any distribution which constitutes a minimum required distribution under section 401(a)(9) of the Code, or the portion of any distribution which is a return of the after-tax contributions of a Member. Such term also does not include a distribution to the Member's Beneficiary, unless the Beneficiary is the Member's spouse.

     (b)       "Eligible retirement plan" means:

               (1) An individual retirement account described in section 408(a) of the Code;

               (2) An individual retirement annuity described in section 408(b) of the Code;

               (3)  An annuity plan described in section 403(a) of the Code; and

               (4) A retirement plan qualified under section 401(a) of the Code, but only if the terms of the plan permit the acceptance of rollover distributions.

     However, in the case of an eligible rollover distribution to a Beneficiary who is a surviving spouse, an "eligible retirement plan" is an individual retirement account or an individual retirement annuity.

     (c) "Distributee" means a Member, the spouse of a deceased Member, or a spouse who is an alternate payee under a Qualified Domestic Relations Order.

6.08 FACILITY OF PAYMENT. If the Committee deems an individual entitled to receive benefits under this Plan incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetency, or incapacity of any kind, the Committee may, in its discretion, direct the Trustee to take any one or more of the following actions:

     (a) To apply the benefits directly for the individual's comfort, support and maintenance;

     (b) To reimburse any person for support previously supplied to the individual;

     (c) To pay the benefits to a court-appointed legal representative or guardian.

     Payment of benefits pursuant to Section 6.08(a), (b), or (c) shall dis-charge the Plan's indebtedness to the individual, PRO TANTO.

6.09 FORFEITURES AND DEEMED DISTRIBUTIONS. A Member who terminates employment and as a result, receives a distribution of the vested portion of his Company-derived Account balance, shall forfeit all non-vested amounts in the Account. A Member who has no vested interest in the portion of his Account derived from Company contributions shall be deemed to have received a distribution of such portion upon termination of employment. Forfeitures under this Section shall reduce Company contributions for the Plan Year in which the forfeitures arise.

     A Member who has forfeited his entire Company-derived Account balance and returns to the employ of the Company (or Affiliated Company) before incurring a Break in Service shall have his Company-derived Account balance restored upon his reemployment. A Member who has forfeited a portion of his Company-derived Account and returns to the employ of the Company (or Affiliated Company) shall have his Company-derived Account balance restored only if he repays the portion of the distribution attributable to the Company-derived Account balance no later than the earlier of (1) the date the Member would have incurred a Break in Service or (2) the fifth anniversary of the date the Member is reemployed by the Company (or Affiliated Company).

6.10 RECOVERY OF PAYMENTS MADE BY MISTAKE. Notwithstanding anything to the contrary, a Member or Beneficiary is entitled to only those benefits provided by the Plan and promptly shall return any payment, or portion thereof, made by mistake of fact or law. Further notwithstanding anything to the contrary, an alternate payee under a Qualified Domestic Relations Order is entitled to only those benefits from the Plan as are designated by the order and promptly shall return any payment, or portion thereof, made by mistake of fact or law. The Committee may offset the future benefits of any recipient who refuses to return an erroneous payment, in addition to pursuing any other remedies provided by law.


                             ARTICLE 7:  WITHDRAWALS

7.01 WITHDRAWALS AFTER AGE 59-1/2. A Member may make a single-sum withdrawal from his Rollover, Pretax, and vested Matching Accounts, at any time after he attains age 59-1/2. The withdrawal shall be made first from the Member's Rollover Account, then from his Pretax Account, and lastly from the vested portion of his Matching Account. If all or part of the distribution is an eligible rollover distribution, the rules of Section 6.07 shall apply.

7.02      HARDSHIP WITHDRAWALS.

     (a) Eligibility. A Member may request a hardship distribution prior to age 59-1/2, if:

               (1) He has received all other distributions available to him under this Plan;

               (2)  He has received the maximum loan available under this Plan;

               (3) He has received all in-service distributions and loans available under any other plan maintained by the Company or an Affiliated Company, and

               (4)  He is requesting the distribution in order to:

                    (A) pay medical expenses for himself, his spouse, or his dependents;

                    (B)  purchase his principal residence;

                    (C) pay tuition, related educational fees, or room and board for the next twelve months of post-secondary education for himself, his spouse, or his dependents;

                    (D)  prevent his eviction from the his principal residence;
or

                    (E) prevent foreclosure of the mortgage on his principal residence.

     (b) Amount. In general, the Committee shall permit the Member to designate the amount to be withdrawn. However, the withdrawal amount shall not be more than necessary to both meet the Member's financial need and pay any reasonably anticipated federal, state, and local income taxes or penalties that may result from the distribution.

     The amount that may be withdrawn is further limited to the amount held in the Member's Rollover, Pretax, and vested Matching Accounts, as of the date of the withdrawal, minus any income earned on the Member's Pretax Account after December 31, 1988, as specified in Reg. section 1.401(k)-1(d)(2)(ii).

     (c) Consequences. A Member who makes a hardship withdrawal shall not be eligible to make Pretax Contributions to this Plan, or any other plan sponsored by the Company or an Affiliated Company, for the 12-month period beginning on the date of withdrawal.

     In addition, in the calendar year following the date of withdrawal, the Member's Pretax Contribution may not exceed the amount set forth in Section 3.06(a), minus the Member's Pretax Contributions for the calendar year in which he received the hardship distribution.

     (d) Administration. The Committee shall determine whether a Member is eligible to make a hardship withdrawal, as soon as possible following receipt of an application for such a withdrawal. If it approves the application, the Committee shall direct the

Trustee to pay the Member the amount requested (or any lesser amount dictated by Section 7.02(b)) in a single sum. If all or part of the distribution is an eligible rollover distribution, the rules of Section 6.07 shall apply.

     A hardship withdrawal shall be made first from the Member's Rollover Account, then from his Pretax Account, and lastly from the vested portion of his Matching Account.


                                ARTICLE 8:  LOANS


8.01 ELIGIBILITY FOR LOAN. A Member may borrow from his Account in accordance with this Article 8 and the loan procedure which the Committee shall establish, provided:

     (a) The Member has not received a loan previously during the Plan Year in which the loan request is made; and

     (b) The Member is not using the loan as an artifice to extend the repayment period of an outstanding loan beyond the limit in Section 8.02(d).

     Neither a Member who is no longer an Employee nor a Beneficiary shall be eligible to receive a loan under this Plan, unless he is a party-in-interest described in section 3(14) of ERISA.

8.02 TERMS OF LOAN. The terms of each loan shall be set by the Committee in accordance with its loan procedure, and the following provisions of this
Section 8.02:

     (a)       The minimum loan amount shall be $1,000.

     (b)       The maximum loan amount shall be the least of:

               (1) $50,000, minus the highest outstanding balance of loans from the Plan, any Predecessor Plan, and any plan of an Affiliated Company during the one-year and one-day period ending on the date the loan is made;

               (2) 50% of the Member's vested Account balance under the Plan, valued as of the date the loan is made; or

               (3) The aggregate balance of the Member's subaccounts which do not contain Basic Contributions or Supplemental Contributions.

     (c) The interest rate charged on the unpaid balance of the loan shall be equal to the prime rate for loans charged by AmerUs Bank of Des Moines, Iowa on the first business day of the month in which the loan is made.

     (d) A loan shall be repaid within 5 years, except for one used to purchase a Member's principal residence, which must be repaid within fifteen years.

     (e) Loans shall be repaid by payroll deduction, as described in the loan procedure established by the Committee. If the Member is on an approved leave of absence and not receiving paychecks from the Company, repayments shall be made at the time and in the manner designated by the Committee's loan procedure. All loan repayments shall be invested as provided in Section 5.05.

     (f)       Early repayment of a loan may be made without penalty.

     (g) Generally, upon a Member's termination of employment (or, if later, the termination of an approved leave of absence without a return to employment with the Company or an Affiliated Company), the loan shall become immediately due and payable. However, if termination of employment is the result of (i) permanent closure of an office location, or (ii) elimination of the Member's position, the Member may continue to remit monthly payments to the Plan until the loan is repaid. If the Member fails to make three consecutive monthly payments, the entire loan shall become immediately due and payable.

     Any loan balance remaining after the entire loan becomes due and payable under this Section 8.02(g) shall be repaid by direct payment to the Plan. If the Member does not make payment, his Account shall be reduced by the amount necessary to pay off the loan.

     (h) A fee may be charged for the processing of any loan. The amount of this fee shall be set by the Committee. The fee shall be deducted from the Member's Account at the time a loan request is processed.

8.03      ACCOUNTING FOR LOANS.

     (a) Loan funds for a Member shall be taken first from his Pretax Account, then from his Matching Account (if vested), then from his Rollover Account, then from any subaccount holding his voluntary, after-tax contributions to a Predecessor Plan, then lastly from his Profit-Sharing Account.

     (b) A subaccount, equal to the amount of the outstanding loan, shall be established for the Member, and shall be maintained until the loan has been repaid. The loan shall be the sole, directed investment of the subaccount.

     (c) In the event the terms of a loan are violated, the loan will be in default. If the Member does not make repayment of the remaining balance, his Account shall be reduced by the amount of the loan, on the earlier of (1) the date the Member attains age 59-1/2, or
(2) the date the Member's employment terminates.

8.04 ADMINISTRATION OF LOANS. The Plan's loan program shall be adminis-tered by the Committee, in accordance with the procedures it establishes and the provisions of this Article 8.

     Loans granted under the terms of a Predecessor Plan shall be administered by the Committee in accordance with this Article 8, to the extent that any change in prior administrative practices would not violate the terms of the note governing such a loan.

8.05 PREEMPTION OF USURY LAWS. In any action to collect payments due under a loan or to foreclose a security interest for a loan, no party may interpose state usury laws as a defense to nonpayment or foreclosure. All such laws shall be deemed preempted by section 514 of ERISA, to the extent they purport to relate to the Plan and loans thereunder.

8.06 LOANS TO MILITARY PERSONNEL. Notwithstanding anything in these loan provisions to the contrary, the interest rate charged to a Member in military service, on a loan taken out prior to the Member's entry into the service, shall not exceed six percent (6%) per annum, during any part of the period of military service, as limited by the Soldiers' and Sailors' Civil Relief Act of 1940.

8.07 DISPUTES. All disputes over loans shall be resolved through the Plan's claims and appeal procedures.


                         ARTICLE 9:  VESTING AND SERVICE


9.01      VESTING.

     (a) A Member's interest in his Pretax and Rollover Accounts shall be fully vested and nonforfeitable at all times.

     (b) A Member's interest in his Matching Account shall become fully vested and nonforfeitable upon his completion of one year of Service, or upon earlier death or Disability.

     (c) A Member's interest in his Basic, Profit-Sharing, and Supplemen-tal Accounts shall become fully vested and nonforfeitable upon his completion of 5 years of Service, upon the later of his attainment of age 65 or the 5th anniversary of his participation in the Plan, or upon his death or Disability.

9.02 SERVICE. Service is the total time of an Employee's employment with the Company, measured in years and months. In determining an Employee's Service, all his Periods of Service shall be counted, unless cancelled or excluded under Section 9.02(b).

     (a)       Additionally, the following periods constitute Service:

               (1) Service credited under the terms of a Predecessor Plan (unless lost under the Predecessor Plan's terms), and any additional service credited under an Appendix to this Plan;

               (2) Periods of employment with an Affiliated Company (for the period the entity is an Affiliated Company);

               (3) Periods of employment with a predecessor to the Company or an Affiliated Company, if the periods are credited under a plan of the predeces-sor which is continued by the Company or an Affiliated Company;

               (4) A leave of absence approved by the Company (or an Affiliated Company) in writing; provided, however, if an individual does not return from leave, his Service shall include only the first year of leave;

               (5) A period of employment in a uniformed service (as defined in the Uniformed Services Employment and Reemployment Rights Act of 1994), if the Member was an Employee before his employment in the uniformed service and he returns to the Company before his reemployment rights under the statute expire; and

               (6) Service following an Employee's termination of employment with the Company or an Affiliated Company, if he resumes active employment within 12 months.

     (b) The following periods do not constitute Service, regardless of any provision in this Section to the contrary:

               (1) Service prior to a Break in Service, unless the Employee was vested in some portion of his Account derived from Company contributions, at the time of the Break in Service; and

               (2) The interim maternity or paternity leave period between the first and second anniversaries of absence, as described in Section T.13(d).


                        ARTICLE 10:  PLAN ADMINISTRATION


10.01 COMMITTEE AS PLAN ADMINISTRATOR. The Committee shall be the plan administrator within the meaning of ERISA section 3(16)(A).

10.02          CONDUCT OF COMMITTEE BUSINESS.   The Committee shall conduct its
business according to the provisions of this Article 10 and shall hold meetings in any convenient location. A majority of the members of the Committee shall have power to act with or without a meeting, and the concurrence or dissent of any member may be registered by telephone, e-mail, fax, wire, cablegram or letter.

10.03 RECORDS AND REPORTS OF COMMITTEE. The Committee shall keep such written records as it shall deem necessary or proper, which shall be open for inspection by the Company. The Trustee shall provide the Committee with regular reports with respect to the current value of the assets held in the Trust Fund, in such form as is acceptable to the Committee.

10.04 RESPONSIBILITIES OF BOARD, COMMITTEE, AND TRUSTEE. The Board, the Company, the Committee, and the Trustee possess certain specified powers, duties, responsibilities and obligations under the Plan and the Trust Agreement. It is intended under this Plan and the Trust Agreement that each entity be responsible solely for the proper exercise of its own functions and shall not be responsible for any act or failure to act of another.

     (a)       The Board is responsible for:

               (1)  Appointing and removing Committee members;

               (2) Making any amendments which increase the rate of benefit accrual under the Plan or increase the cost of the Plan, unless the Board delegates this responsibility to the Committee in writing, or such amendment is required by the provisions of any law; and

               (3)  Terminating the Plan.

     (b)       The Committee is responsible for:

               (1)  Administering the Plan;

               (2)  Construing and interpreting the Plan, as provided in
Section 10.16;

               (3)  Making Plan amendments which are not described in
Section 10.04(a)(2);

               (4) Adopting such rules and regulations as the Committee determines are reasonably necessary or advisable to implement and administer the Plan and to transact its business; and

               (5)  Selecting and monitoring the performance of Investment
Options.

     (c) The Trustee is responsible for holding title to Plan assets, for receiving contributions and investing them as directed by Members, for liquidat-ing assets and disbursing them in accordance with the Committee's directions, all as more particularly set forth in the Trust Agreement. If an Investment Option is adminis-tered by an Investment Manager which has custody of the assets invested in the Option, then the responsibilities described in the preceding sentence may be delegated to the Investment Manager.

10.05 ALLOCATION OR DELEGATION OF DUTIES AND RESPONSIBILITIES. In furtherance of its duties and responsibilities under the Plan, the Committee may:

     (a)       Employ agents to carry out nonfiduciary responsibilities;

     (b) Employ agents to carry out fiduciary responsibilities (other than trustee responsibilities as defined in section 405(c)(3) of ERISA);

     (c) Consult with counsel and advisors, who may be counsel and advisors to the Company;

     (d) Appoint one or more Investment Manager to administer some or all of the Investment Options and delegate fiduciary responsibilities to them (including trustee responsibilities defined in section 405(c)(3) of ERISA); and

     (e) Provide for the allocation of fiduciary responsibilities (other than trustee responsibilities as defined in section 405(c)(3) of ERISA) among Committee members.

10.06 PROCEDURE FOR ALLOCATION OR DELEGATION OF FIDUCIARY DUTIES. Any action described in Sections 10.05(b), (d), or (e) may be taken by the Committee in accordance with the following procedure:

     (a) Action shall be taken by a majority of the Committee in a meeting or by unanimous action by way of consent resolution;

     (b) Any delegation of fiduciary duties or any allocation of fiduciary duties among members of the Committee may be modified or rescinded by the Committee according to the procedure set forth in Section 10.06(a).

10.07 EXPENSES. The expenses of administering the Plan and the compensation of all employees, agents, counsel, or advisors of the Committee, including the Trustee's fees, shall be paid by the Company, unless the Company decides to have expenses paid from the Trust Fund. In determining whether to pay Plan expenses, the Company acts in a corporate and not a fiduciary capacity.

10.08 INDEMNIFICATION. The Company agrees to indemnify and reimburse members of the Committee and employees acting for the Company, and all such former members and former employees, for any and all expenses, liabilities, or losses arising out of any act or omission relating to the rendition of services for, or the management and administration of, the Plan.

10.09 DISPUTES. Any dispute over the interpretation or application of this Plan or any Predecessor Plan shall be resolved through the claims and appeal procedures set forth in Sections 10.09 - 10.18. For purposes of those Sections, "Plan" includes this Plan and any Predecessor Plan.

     The purpose of these claims and appeal provisions is to secure the speedy, inexpensive resolution of all disputes over Plan benefits and rights granted by the Plan. These provisions shall be liberally construed so as to avoid litiga-tion and its attendant expenses.

10.10 CLAIMS PROCEDURE. Each individual who claims entitlement to any right or benefit under the Plan ("claimant") may submit a claim with respect to that benefit or right. All claims shall be submitted in writing to the Commit-tee and shall be accompanied by such information and documentation as the Committee determines are required to make a ruling on the claim. Upon receipt of a claim, the Committee shall consider the claim and shall render a decision and communicate the same to the claimant.

     The Committee shall render a decision within 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termina-tion of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision.

     In the event that the claim is denied in whole or in part, the claimant shall be given notice in writing, which shall set forth the following in a manner reasonably calculated to be understood by the claimant:

     (a)       The specific reason(s) for the denial;

     (b) Specific reference to pertinent Plan provisions on which the denial is based;

     (c) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.

     (d)       An explanation of the Plan's appeal procedure.

     The failure of the Committee to render a decision on a claim within the time specified shall be deemed to be a denial of such claim.

     Any claim under this claims procedure must be submitted within 12 months from the earlier of (i) the date on which the claimant learned of facts suffi-cient to enable the claimant to formulate such claim, or (ii) the date on which the claimant reasonably should have been expected to learn of facts sufficient to enable the claimant to formulate such claim.

10.11 APPEAL PROCEDURE. When a claim has been or is deemed denied, the claimant (hereinafter referred to as appellant) shall have the right within 60 days after receipt of written notice thereof or the date the claim is deemed denied to file an appeal with Committee and to go through the appeal procedure herein set forth. All appeals shall be in writing, and shall set forth the reasons why the appellant believes the decision denying the claim is erroneous. The appellant may be represented by counsel, or by other representative autho-rized in writing by appellant in a manner specified by the Committee, and appellant or appellant's counsel or duly authorized representative may review pertinent documents and may submit issues and comments in writing to the Committee. The expense of a paid representative shall be borne by the appel-lant.

     Within 60 days after such written appeal is received, the Committee shall conduct a full and fair review of the entire claim. The Committee shall render a decision on the appeal in writing not later than 60 days after receipt of the written appeal, unless special circumstances (such as the need to hold a hearing, which shall be determined by the Committee) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a written appeal. If special circumstances require an extension of time for processing, the Committee shall so notify the appellant prior to the commencement of the extension. If the Committee does not render a decision within 60 days (120 days if special circumstances arise), the appeal shall be deemed denied.

     The decision shall include specific references to provisions of this Plan and of law and shall be written in a manner reasonably calculated to be under-stood by the appellant. The decision of the Committee shall be final and shall be binding upon the appellant, the appellant's Beneficiaries, heirs, and assigns and all other individuals claiming by, through or under the appellant.

     A failure to file a claim and an appeal in the manner and within the time limits set forth herein shall be deemed a failure by the aggrieved party to exhaust that party's administrative remedies and shall constitute a waiver of the rights or benefits sought to be established under the Plan.

10.12 EXHAUSTION OF ADMINISTRATIVE REMEDIES. No legal action to recover Plan benefits or to enforce or to clarify rights under the Plan shall be commenced under section 502(a)(1)(B) of ERISA, or under any other provisions of law, whether or not statutory, unless and until the claimant first shall have exhausted the claims and appeal procedures available to the claimant hereunder in Sections
10.09 - 10.11. A claimant must raise all issues and present all theories relating to his claim to the Committee at one time. Otherwise, the claimant shall be deemed to have abandoned forever all issues and theories not raised and presented to the Committee.

10.13 LIMITATION ON ACTIONS. Any suit brought to contest a decision of the Committee shall be filed in a court of competent jurisdiction within one (1) year from receipt of written notice of the Committee's final decision or from the date the appeal is deemed denied, and any suit not filed within this one-year limitation period shall be dismissed by the court. Service of legal process shall be made upon the Plan by service upon the Committee.

10.14 FEDERAL PREEMPTION. All state law causes of action that arise out of or relate to this Plan or to entitlement to rights or benefits under the Plan shall be deemed to have been preempted by section 514 of ERISA.

10.15 NO RIGHT TO JURY TRIAL; EVIDENCE. In any suit contesting a decision of the Committee, all issues of fact shall be tried by the court and not by a jury. No evidence may be introduced in court which was not previously presented to the Committee and no evidence may be introduced to modify or contradict the terms of the Plan document.

10.16 SCOPE OF REVIEW. The Committee shall have full discretionary authority to interpret and apply the terms of the Plan document and other relevant documents and relevant provisions of law, and deference shall be afforded the Committee's decisions. This grant of authority shall be broadly construed and shall include the authority to find facts, to reach conclusions of law, to interpret and apply ambiguous terms, and to supply missing terms reasonably necessary to resolution of claims and appeals.

     No finding of fact by the Committee shall be set aside by a court unless the party contesting the finding shall prove by clear and convincing evidence that the finding is arbitrary and capricious. No conclusion of law reached by the Committee shall be reversed by a court unless the party contesting the conclusion shall demonstrate that the Committee is guilty of manifest disregard of law.

10.17 LIMITATION ON DAMAGES. In any suit over Plan benefits or rights, recovery shall be limited to the amount of benefits found due, without interest, or to specific enforcement of rights established under the Plan, and shall not include any other damages whether denominated incidental, special, consequen-tial, collateral, compensatory, exemplary, punitive or whatever.

10.18 MEMBER PLAN DATA. The Committee may issue, or cause to be issued, from time to time, statements to Employees, Members, and Beneficiaries, indicating eligibility, Service or other data regarding their Plan benefits. If any such individual wishes to challenge the accuracy of such data or of any information issued in response to a request within the terms of sections 105(a) or 209(a)(1) of ERISA, the individual shall do so in the manner and within the time limits set forth above in Sections 10.09 - 10.17

10.19 ADVISORS NOT FIDUCIARIES. The Committee and other Plan fiducia-ries may solicit the advice of attorneys, actuaries, accountants, consultants and other professionals and may rely upon their advice in the performance of duties under the Plan. No such advisor shall be considered a fiduciary by virtue of having advised a fiduciary but shall be a fiduciary only to the extent he expressly accepts that role.

10.20 PROCEDURE FOR PROCESSING DOMESTIC RELATIONS ORDER. Any domestic relations order within the meaning of ERISA section 206(d)(3)(B)(ii) and Code section 414(p)(1)(B) shall be referred to the Committee as soon as it is received by the Plan. The Committee shall review the order and promptly notify the Member and each alternate payee (at the address included in the domestic relations order) of the receipt of such order and of the Plan's procedures for determining the qualified status of domestic relations orders. Each alternate payee may designate in writing a representative for receipt of copies of notices that otherwise are sent to the alternate payee with respect to a domestic relations order. The term "alternate payee" means any spouse, former spouse, child or other dependent of a Member, who is recognized by the domestic rela-tions order as having a right to receive all, or a portion of, the benefits payable under the Plan to the Member.

     The Committee shall have full authority to interpret and apply domestic relations orders, ERISA section 206(d)(3), and Code section 414(p). This grant of authority shall be broadly construed and shall include the authority to interpret and apply ambiguous terms, and to supply missing terms reasonably necessary to a determination of the qualified status of a domestic relations order. Within a reasonable period after receipt of the order, the Committee shall determine whether the order is a Qualified Domestic Relations Order within the meaning of ERISA section 206(d)(3)(B)(i) and Code section 414(p)(1)(A) and shall notify the Member and each alternate payee of the determination. In making the determination, the Committee may consult with and rely upon advisors.

10.21          PROCEDURES FOR PERIOD DURING WHICH DETERMINATION IS BEING MADE.

     (a) During any period in which the issue of whether a domestic relations order is a Qualified Domestic Relations Order is being determined (by the Committee, by a court of competent jurisdiction, or otherwise), the Committee shall maintain a separate bookkeeping account for the amounts (hereinafter in this Section referred to as the "segregated amounts") which would have been payable to the alternate payee during such period, if the order had been determined to be a Qualified Domestic Relations Order.

     (b) If within the 18-month period described in Section 10.21(e), the order (or modification thereof) is determined to be a Qualified Domestic Relations Order, the Committee shall pay the segregated amounts (including any interest thereon) to the individual or individuals entitled thereto. The Plan shall pay interest on segregated amounts and, for purposes of determining the interest payable on segregated amounts, the Trustee may refer to any generally accepted interest index and pay interest in accordance with that index.

     (c)       If within the 18-month period described in Section 10.21(e) --

               (1) It is determined that the order is not a Qualified Domestic Relations Order, or

               (2) The issue as to whether such order is a Qualified Domestic Relations Order is not resolved,

then the Committee shall pay the segregated amounts (including any interest thereon) to the individual or individuals who would have been entitled to such amounts if there had been no order.

     (d) Any determination that an order is a Qualified Domestic Relations Order, which is made after the close of the 18-month period described in Section 10.21(e), shall be applied prospectively only.

     (e) For purposes of this Section, the 18-month period described in this Section 10.21(e) is the 18-month period beginning with the date on which the first payment would be required to be made under the domestic relations order.

10.22 SINGLE-SUM DISTRIBUTIONS TO ALTERNATE PAYEES. Notwithstanding anything to the contrary, an immediate, single-sum distribution may be made to an alternate payee under the terms of a Qualified Domestic Relations Order, provided such order directs that the alternate payee's benefit be paid in a single sum and further stipulates that payment of the single sum shall be in full satisfaction of the alternate payee's right, title and interest in the Plan.


                 ARTICLE 11:  AMENDMENT, TERMINATION OR MERGER

11.01 AMENDMENT. American Mutual Life Insurance Company shall have the right to amend the Plan in writing at any time and in any respect whatsoever, provided that no amendment shall be made which would deprive any Member retroac-tively of the vested portion of the Member's Account or make it possible for any part of the Trust Fund to be used for or diverted to purposes other than for the exclusive benefit of the Members and their Beneficiaries (except for refunds as provided in Section 12.04). When making decisions regarding Plan amendments, the Committee, the Board, and their agents act in a corporate and not a fiducia-ry capacity.

11.02 TERMINATION. Although American Mutual Life Insurance Company intends to continue the Plan, the Plan may be terminated by written action of the Board at any time and for any reason. In the event of the termination or partial termination of the Plan or upon the complete discontinuance of contribu-tions under the Plan, the rights of each affected Member to the Member's Account on the date of such termination or discontinuance shall be nonforfeitable and fully vested. Subject to the distribution requirements of Article 6, payment of such amounts to each Member or Beneficiary, upon the termination of the Plan or upon the complete discontinuance of contributions under the Plan, shall be made by the Trustee at such time and in such manner as is directed by the Committee, provided, however, that all Members and Beneficiaries similarly situated shall be treated in a nondiscriminatory manner. Distribution of Pretax Accounts shall commence only if a successor defined contribution plan, as defined in Reg.
section 1.401(k)-1(d)(3), has not been established by the Company.

11.03 MERGER. In the case of any merger or consolidation of this Plan and/or the Trust Fund with, or any transfer of the assets or liabilities of the Plan and/or Trust Fund to, any other plan, or the transfer of assets or liabili-ties of another plan to the Plan, the terms of such merger, consolidation or transfer shall be such that each Member would receive (in the event of termina-tion of the other plan or this Plan or its successor immediately thereafter) a benefit which is no less than the Member would have received in the event of termination of the Plan immediately before such merger, consolidation or transfer.

11.04 REPRESENTATIONS CONTRARY TO PLAN. No employee, supervisor, officer or director of the Company has authority to alter, vary or modify the terms of the Plan, except in writing through the Plan's formal amendment procedures set forth in Section 11.01. No representation contrary to the terms of the Plan and the formal amendments thereto shall be binding on the Plan, the Trustee, the Committee, or the Company.


                      ARTICLE 12:  ESTABLISHMENT OF TRUST

12.01 AGREEMENTS OF TRUST. To implement the Plan, American Mutual Life Insurance Company has entered or will enter into one or more Trust Agreements, so that funds earmarked under the Plan shall be segregated from the Company's own assets and held in trust by the Trustee for the exclusive benefit of the Members or their Beneficiaries (except for refunds as provided in Section 12.04).

12.02 TRUSTEE. One or more banks or trust companies shall be appointed by the Committee or by such other individual or individuals as shall be autho-rized by the Committee, as Trustee of the Trust Fund. The primary duty of the Trustee is to hold, invest and reinvest the Trust Fund, and the powers and duties of the Trustee shall be as described in a Trust Agreement between the Company and the Trustee.

     The Trust Agreement shall be deemed to form a part of this Plan and any or all benefits which may accrue to any Member under this Plan shall be subject to the terms and conditions of said Trust Agreement.

12.03          TRUST FUND FOR EXCLUSIVE BENEFIT OF MEMBERS AND BENEFICIARIES.
Except as otherwise provided in Section 12.04, it shall be impossible under any circumstances at any time for any part of the corpus or income of the Trust Fund to be used for, or diverted to purposes other than for the exclusive benefit of Members and their Beneficiaries.

12.04 REFUND OF CERTAIN COMPANY CONTRIBUTIONS. Notwithstanding anything to the contrary:

     (a) Any contribution made to the Plan by the Company by a mistake of fact shall be returned to the Company as soon as practicably possible following discovery of the mistake, but not later than one year after the payment of the contribution;

     (b) All contributions made to the Plan by the Company are conditioned upon initial qualification of the Plan under the Code and, if the Plan receives an adverse determination with respect to its initial qualification, then all contributions shall be returned to the Company within one year after such determination, but only if application for the determination is made by the time prescribed by law for filing the Company's return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Treasury may prescribe; and

     (c) Each contribution made to the Plan by the Company is conditioned upon the deductibility of the contribution under section 404 of the Code and, to the extent the deduction is disallowed, the contribution shall be returned to the Company (to the extent disallowed), as soon as practicably possible follow-ing disallowance of the deduction, but not later than one year after disallowance.

     The maximum amount that may be returned to the Company under
Section 12.04(a) or (c) is the excess of:

     (d)       the amount contributed by the Company, over, as relevant,

     (e) (1) the amount that would have been contributed had no mistake of fact occurred, or

          (2) the amount that would have been contributed had the contribution been limited to the amount that is deductible after any disallowance by the Internal Revenue Service.

     Earnings attributable to the excess contribution may not be returned to the Company under Section 12.04(a) or (c), but losses attributable thereto must reduce the amount to be so returned. Furthermore, if the withdrawal of the amount attributable to the mistaken or nondeductible contribution would cause the balance of the Account of any Member or Beneficiary to be reduced to less than the balance which would have been in the Account had the mistaken or nondeductible amount not been contributed, then the amount to be returned to the Company must be limited so as to avoid such reduction.

     In the case of a reversion Section 12.04(b), the entire assets of the Plan attributable to Company contributions shall be returned to the Company.


                       ARTICLE 13:  TOP-HEAVY REQUIREMENTS


13.01 TOP-HEAVINESS DETERMINATION. The Plan is Top-Heavy for a Plan Year if, as of the last day of the preceding Plan Year, based on valuations as of such date, the present value of the cumulative accrued benefits under any Company defined benefit plan and of Accounts under this Plan and any other defined contribution plan, and including any part of any accrued benefit or account value distributed from this Plan or any other Company (or Affiliated Company) plan within the 5-year period ending on the last business day of the Plan Year, of key employees (as defined in section 416(i) of the Code) exceeds 60% of a similar sum for all employees under each plan of the Company and any Affiliated Company in which a key employee participates and each other plan of the Company or any Affiliated Company, which enables any such plan to meet the requirements of section 401(a)(4) or 410 of the Code. Accounts and benefits shall not be taken into account with respect to any individual who has not performed any service for the Company or an Affiliated Company at any time during the 5-year period ending on the last business day of the Plan Year.

13.02 EFFECT OF TOP-HEAVINESS. If the Plan is Top-Heavy in a Plan Year, the following provisions apply:

     (a) A Member who is credited with Service in a Plan Year in which the Plan is Top-Heavy shall be 100% vested in the Member's Account under the Plan, if the Member has earned three Years of Service by the close of the Plan Year. This provision shall continue to apply to the Member even after the Plan ceases to be Top-Heavy.

     (b) A Member who is not a key employee shall receive a five percent Company contribution. Basic Contributions and Supplemental Contributions shall be counted as Company contributions for this purpose. Matching Contributions and Pretax Contributions shall be disregarded.

     (c) In determining whether the requirements of section 415(e) of the Code have been met, the 1.25 factor shall be replaced by 1.0.


                           ARTICLE 14:  MISCELLANEOUS


14.01 EMPLOYMENT RIGHTS. Participation in this Plan shall not give to any Member the right to be retained in the employ of the Company, or any Affiliated Company, nor, upon dismissal, to have any rights other than as described in this Plan.

14.02 HEADINGS. The headings are for reference only. In the event of a conflict between a heading and the content of a section, the content of the section shall control.

14.03 NUMBER AND GENDER. The masculine pronoun when used herein shall include the feminine pronoun, and the singular number shall include the plural number, unless the context of the Plan requires otherwise.

14.04 CONSTRUCTION. Except to the extent preempted by federal law, the provisions of the Plan shall be interpreted in accordance with the laws of the State of Iowa.

14.05 ADOPTION OF PLAN CONTINGENT UPON IRS APPROVAL. Notwithstanding anything in this Plan to the contrary, the adoption of this Plan by American Mutual Life Insurance Company is contingent upon a determination by the Internal Revenue Service that the Plan qualifies as a tax-exempt retirement program under sections 401(a) and 501(a) of the Code. If the Internal Revenue Service fails to issue a favorable letter of determination, American Mutual Life Insurance Company, at its discretion, may treat the adoption of this Plan, and any Plan merger which occurs on or after the Effective Date as null and void. Title I,
Part 1 of ERISA shall not apply to this Plan unless and until the Internal Revenue Service issues a written determination that the Plan is qualified under sections 401(a) and 501(a) of the Code.

                             AMERICAN MUTUAL LIFE INSURANCE COMPANY


                             By:  /s/ Victor N. Daley
                                  --------------------------------------

                             Title:  Chairman of the Benefit and Pension
                                     Committee

                      ALL*AMERUS SAVINGS & RETIREMENT PLAN
                      FOR EMPLOYEES OF AMERICAN MUTUAL LIFE

                         APPENDIX A:  ADOPTING COMPANIES


1.   American Mutual Life Insurance Company

2.   AmerUs Properties, Inc.

                      ALL*AMERUS SAVINGS & RETIREMENT PLAN
                      FOR EMPLOYEES OF AMERICAN MUTUAL LIFE

                 APPENDIX B:  CALCULATION OF SUPPLEMENTAL PERCENTAGE


     Each Member who was an active participant in the American Mutual Life Insurance Company Pension Plan or the American Mutual Life Insurance Company Employee's Pension Plan ("DB Plans") on December 31, 1995, may receive an Interim Benefit Supplement. A Member's annual Interim Benefit Supplement is the product of the Member's Supplemental Percentage as determined below and the Member's Compensation as determined in this Plan.

     The actuarial assumptions for determining the Supplemental Percentage are as follows:

     (a)       Compensation is projected using a 4.5% salary scale;

     (b)       The taxable wage base is assumed to increase 4.0% per year;

     (c) The Member's accounts in any defined contribution plan are assumed to accrue 8.0% interest per year;

     (d) Conversion of a DC Plan account balance at age 65 to an annual benefit is accomplished by using the 1983 GAM mortality table (50% male/50% female) and 8% interest; and

     (e) Conversion of a DB Plan benefit to a single sum is accomplished using the 1983 GAM mortality table (50% male/50% female), and the annual interest rate on 30-year Treasury securities for August 1995 (6.86%).

     The procedure for determining the Supplemental Percentage is as follows:

     FIRST STEP. The first step is to determine the retirement benefit that a Member would have received had the DB Plan (and any nonqualified plan of deferred compensation) covering that Member not been frozen on December 31, 1995, and had the American Mutual and Central Life defined contribution plans which covered that Member on December 31, 1995 ("DC Plans") remained in effect. This calculation is made as follows:

     (a)       The Member's Compensation at age 64 is projected;

     (b) The amount of annual retirement income the Member would have received as a life annuity beginning at age 65 from the DB Plan, the DC Plans, and nonqualified plans of deferred compensation covering the Member is deter-mined by assuming the Member remained covered under those plans until age 65, and assuming further that the provisions of such plans remained unchanged until the Member's 65th birthday. For this purpose, it is assumed that a Member covered under the American Mutual Plans described in Appendix D would receive a Company contribution equal to 4.5% of Compensation for each Plan Year until the Member's 65th birthday, and Members covered under the Central Life Plans described in Appendix C would receive an Employer contribution equal to 3.0% of Compensation until the Member's 65th birthday.

     (c)       The result in (b) is divided by the result in (a).

     SECOND STEP. The second step is to determine the retirement benefit that a Member would receive under this Plan, the frozen DB Plan which covered him and any nonqualified plan of deferred compensation, if there were no Interim Benefit Supplement. This calculation is made as follows:

     (a) The amount of annual retirement income the Member would have received as a life annuity beginning at age 65 is determined, assuming that he received Employer contributions equal to 9.0% of Compensation to his Accounts under this Plan beginning on January 1, 1996, and ending on the Member's 65th birthday.

     (b) The amount of annual retirement income the Member would have received from a life annuity beginning at age 65 is determined, assuming that he had transferred the single-sum value of his accrued benefit under the DB Plan to this Plan, transferred any "defined benefit" nonqualified plan balance to a nonqualified defined contribution plan and had not made withdrawals from the account holding such transferred amount.

     (c) The sum of (a) and (b) is divided by the Member's projected Compensation at age 64.

     THIRD STEP. The third step is to determine the Supplemental Percentage. This calculation is performed as follows:

     (a) The result of the Second Step is subtracted from the First Step. If the result is 0 or less, the Supplemental Percentage is 0.

     (b) If (a) is greater than 0, the percentage of age 64 Compensation that is provided by a 1% Supplemental Percentage is determined.

     (c)       Divide (a) by (b).  This is the Supplemental Percentage.

                      ALL*AMERUS SAVINGS & RETIREMENT PLAN
                      FOR EMPLOYEES OF AMERICAN MUTUAL LIFE

                         APPENDIX C:  CENTRAL LIFE PLAN


C.01 BACKGROUND. Prior to January 1, 1996, certain Plan Members were covered by the American Mutual Life Insurance Company Flexible Savings Plan ("Central Life Plan"). The accounts Members had under the Central Life Plan have been transferred to this Plan. This Appendix contains special rules that apply to Members who were participants in the Central Life Plan.

C.02 SERVICE. Years of service credited under the Central Life Plan as of December 31, 1995, shall be credited under this Plan.

C.03 ACCOUNTS. Accounts transferred from the Central Life Plan shall be administered under this Plan as follows:

     (a) A Member's Central Life Plan Salary Reduction Account shall be treated in the same manner as a Pretax Account;

     (b) A Member's Central Life Plan Matching Account shall be treated in the same manner as a Matching Account;

     (c) A Member's Central Life Plan Profit-Sharing Account shall be treated in the same manner as a Profit-Sharing Account; and

     (d) A Member's Central Life Plan Rollover Account shall be treated in the same manner as a Rollover Account.

C.04 INVESTMENT OPTIONS. Funds invested in the options available under the Central Life Plan may remain invested in those options. However, any change in investments is restricted to those options available under the Plan.

                      ALL*AMERUS SAVINGS & RETIREMENT PLAN
                      FOR EMPLOYEES OF AMERICAN MUTUAL LIFE

                       APPENDIX D:  AMERICAN MUTUAL PLANS

D.01 BACKGROUND. Prior to January 1, 1996, certain Plan Members were covered by the American Mutual Life Insurance Company Employee's Savings Plus Plan and the American Mutual Life Insurance Company Employee's Progress Sharing Plan ("American Mutual Plans"). The accounts Members had under the American Mutual Plans have been transferred to this Plan. This Appendix contains special rules that apply to Members who were participants in the American Mutual Plans.

D.02 SERVICE. Periods of employment which constitute years of Service under the American Mutual Plans shall be credited under this Plan. However, there shall be no double service credit for any single period of employment.

D.03 ACCOUNTS. Accounts transferred from the American Mutual Plans shall be administered under this Plan as follows:

     (a) A Member's Employer Contribution Account under the Savings Plus Plan shall be treated in the same manner as a Pretax Account;

     (b) A Member's Employer Contribution Account under the Progress Sharing Plan shall be treated in the same manner as a Profit-Sharing Account;

     (c) A Member's Employee Rollover Contribution Account under the Savings Plus Plan shall be treated in the same manner as a Rollover Account.

     (d) A Member's Employee After-Tax Account under the Savings Plus Plan shall be maintained as a separate subaccount under this Plan. A Member always shall be 100% vested in that subaccount, and may make withdrawals from this subaccount at any time. However, a Member shall not be permitted to repay amounts withdrawn from the subaccount.

D.04      INVESTMENT OPTIONS.    Funds invested in the options available under
the American Mutual Plans may remain invested in those options. However, any change in investments is restricted to those options available under the Plan.


                                      D-1